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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made and entered into as of October 19, 1999, by and between H.T.E., INC., a Florida corporation (the "Company"), and BRIAN B. HEAFY (hereinafter called the "Executive").

                                  R E C I T A L

         The Executive and the Company have agreed that the Executive shall be employed by the Company pursuant to the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       Employment.

                  1.1 Cancellation of Prior Employment Agreement and Establishment of New Employment and Term. The Executive has been employed by the Company prior to the day hereof pursuant to certain written agreements and/or understandings, the terms and provisions of which are canceled effective with the date hereof; and the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company on the terms and conditions set forth herein.

                  1.2 Duties of Executive. During the term of this Agreement, the Executive shall serve as a Vice President and Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Board or the Chief Executive Officer of the Company and shall exercise such power and authority as may from time to time be delegated to him by the Board or the Chief Executive Officer of the Company. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

         2.       Term.

                  2.1 Initial Term. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence on October 19, 1999 (the "Commencement Date") and shall expire on October 19, 2001, unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").

                  2.2 Renewal Term. At the end of the Initial Term, this Agreement shall automatically renew for successive one year terms (the "Renewal Term"), unless written notice of a party's intent not to renew is provided to the other party at least six months prior to the end of the Initial Term or the then existing Renewal Term, subject to earlier termination of this Agreement as provided herein. Upon any such termination, the Company shall pay the Executive as provided in Section 5.4 hereof, and, if applicable, as provided in Section 5.5.

                  2.3 Expiration Date. The date on which the term of this Agreement shall expire (including the date on which any Renewal Term shall expire), is sometimes referred to in this Agreement as


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the Expiration Date.

         3.       Compensation.

                  3.1 Base Salary. The Executive shall receive an initial base salary at the annual rate of One Hundred Seventy Thousand Dollars ($170,000.00) (the "Base Salary"), with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time.

                  3.2 Bonuses. During the term of this Agreement, the Executive shall be eligible to receive bonuses ("Incentive Compensation") pursuant to the H.T.E., Inc. Executive Bonus Plan, as may be amended from time to time (the "Incentive Compensation Plan") which shall in the aggregate be up to fifty percent (50%) of the Executive's Base Salary based upon satisfaction of the individual and Company performance goals set in accordance with the Incentive Compensation Plan. Each period for which Incentive Compensation is payable under the Incentive Compensation Plan is sometimes hereinafter referred to as a Bonus Period. It is agreed that no Incentive Compensation pursuant to the Incentive Compensation Plan shall be paid for services rendered during the calendar year 1999 due to the unacceptable financial performance of the Company; provided, however, that it is agreed that a special one-time bonus will paid to the Executive, in lieu of Incentive Compensation, in the amount of two and one-half percent (2 1/2%) of the Company's pre-tax income for the quarter ending December 31, 1999 in excess of two hundred thousand dollars ($200,000), substituting the Company's subsidiary, Information on Demand, Inc., operating results for such quarter with its current budgeted income and expenses in computing pre-tax income.

         4.       Expense Reimbursement and Other Benefits.

                  4.1 Reimbursement of Expenses. During the term of the Executive's employment hereunder, upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

                  4.2 Benefit Programs. During the term of this Agreement, the Company, at its expense, shall provide to the Executive medical, dental, hospitalization, accidental death and dismemberment, disability and life insurance coverage. In addition, the Company shall allow the Executive to participate in all other plans as are presently and hereinafter offered by the Company to its executives, including savings, stock purchase, retirement and deferred compensation plans. Further, the Executive shall be entitled to paid time off, sick leave and holidays in accordance with the Company's applicable policy then in effect from time to time.

                  4.3 Working Facilities. The Company shall furnish the Executive with an office and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  4.4 Stock Options. The Executive shall be eligible for the grant of additional Stock Options from time to time under the Employee Incentive Compensation Plan. The number of such additional Stock Options, and terms and conditions of the Stock Options shall be determined by the Committee appointed pursuant to the Employee Incentive Compensation Plan, or by the Board of Directors of the


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Company, in its discretion and pursuant to the Employee Incentive Compensation
Plan.

         5.       Termination.

                  5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for Cause. For purposes of this Agreement, the term "Cause" shall mean: (a) an action or omission of the Executive which constitutes a material breach of this Agreement which is not cured within thirty
(30) days after receipt by the Executive of written notice of same, (b) fraud, embezzlement, or misappropriation of funds in connection with his services hereunder, (c) conviction of any crime which involves dishonesty or a breach of trust, or (d) the failure to satisfactorily perform or otherwise satisfactorily meet the Executive's duties hereunder, as reasonably determined in good faith by the Company's Board of Directors which is not cured within forty-five (45) days after receipt by the Executive of written notice of the same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 5.1, the Company shall: (a) pay to the Executive his Base Salary to the date of termination, (b) pay to the Executive his accrued and declared, but unpaid, Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, and (c) pay to the Executive within forty-five (45) days after the end of the Bonus Period in which such termination occurs, his pro rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Incentive Compensation, if any, for the Bonus Period in which such termination occurs, as calculated pursuant to the Incentive Compensation Plan; provided that the goals under the Incentive Compensation Plan for each period used in the calculation of the Executive's Incentive Compensation, shall be based on: (i) the portion of the Bonus Period through the end of the Bonus Period in which such termination occurs and (ii) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. The Company shall have no further liability hereunder other than for: (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and
(ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs.

                  5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall become entitled to benefits under the Company's Long Term Disability Plan as then in effect or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 120 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled under the Company's Long Term Disability Plan. Upon any termination pursuant to this
Section 5.2, the Company shall: (a) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (b) pay to the Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, and (c) pay to the Executive (within forty-five (45) days after the end of the Bonus Period in which such termination occurs) a pro rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Incentive Compensation, if any, for the Bonus Period in which such termination occurs, as calculated pursuant to the Incentive Compensation Plan; provided that the goals under the Incentive Compensation Plan for each period used in the calculation of the Executive's Incentive Compensation, shall be based on: (i) the portion of the Bonus Period through the end of the Bonus Period in which such termination occurs and (ii) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. The Company shall have no further liability hereunder other than for:
(x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (y) payment of compensation for


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unused vacation days that have accumulated during the calendar year in which such termination occurs.

                  5.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall: (a) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (b) pay to the estate of the deceased Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, and (c) pay to the estate of the deceased Executive (within forty-five (45) days after the end of the Bonus Period in which his death occurs) a pro rata portion (based upon the period ending on the date of death) of the Incentive Compensation, if any, for the Bonus Period in which his death occurs, as calculated pursuant to the terms of the Incentive Compensation Plan; provided that, the goals under the Incentive Compensation Plan for each period used in the calculation of the Executive's Incentive Compensation shall be based on: (i) the portion of the Bonus Period through the end of the Bonus Period in which the Executive's death occurs, and
(ii) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. The Company shall have no further liability hereunder other than for: (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs.

                  5.4 Termination During Any Renewal Term. Upon termination, with or without Cause, of Executive's employment hereunder at any time after the expiration of the Initial Term by either the Company or the Executive in accordance with the provisions of Section 2.2 hereof, the Company shall: (a) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, and (b) pay to the Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, and (c) pay to the Executive (within forty-five (45) days after the end of the Bonus Period in which such termination occurs) a pro rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Incentive Compensation, if any, for the Bonus Period in which such termination occurs, as calculated pursuant to the Incentive Compensation Plan; provided that the goals under the Incentive Compensation Plan for each period used in the calculation of the Executive's Incentive Compensation, shall be based on: (i) the portion of the Bonus Period through the end of the Bonus Period in which such termination occurs and (ii) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. The Company shall have no further liability hereunder other than for: (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs.

                  5.5 Severance. Notwithstanding anything herein to the contrary, in the event the Company terminates the Executive's employment hereunder during any Renewal Term without Cause, as hereinabove defined, the Company shall continue to pay the Executive's Base Salary and provide health, dental and life insurance benefits he was receiving under Section 4.2 hereof for a period of six (6) months (which payments shall fulfill or satisfy the notice period required in Section 2.2) following the date of termination of the Executive's employment hereunder.

         6.       Restrictive Covenants.

                  6.1 Non-competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly


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(or through any affiliated entity) engages in competition with the Company in the United States, Canada or any foreign market where the Company markets and sells software applications or its services (for this purpose, any business that engages in the development and/or marketing of software applications in the public sector marketplace shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent (5%) of any class of capital stock of such corporation.

                  6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

                  6.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive's employment with the Company for any reason, for the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity: (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

                  6.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give


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full and proper effect to such assignment.

                  6.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

                  6.6      Definition of Company. Solely for purposes of this
Section 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                  6.7 Acknowledgment by Executive. The Executive acknowledges and confirms that the length of the term of the provisions of this
Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

                  6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  6.9 Extension of Time. If the Executive shall be in violation of any provision of this Section 6, then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

                  6.10 Survival. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

         7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.


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         8.       Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seminole County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne equally by both parties. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

         9. Assignment. Neither party shall have the right to assign or delegate its rights or obligations hereunder, or any portion thereof, to any other person.

         10. Governing Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue and jurisdiction as to any legal action commenced by any party hereto shall only be in the state court in and for Seminole County, Florida, and the parties hereto consent to such venue and exclusive personal jurisdiction.

         11. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         12. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. Mail. Notice shall be sent (a) if to the Company, addressed to 1000 Business Center Drive, Lake Mary, Florida, 32746, Attention: President, and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be


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considered to be reduced to a period or area which would cure such invalidity.

         15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         16. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         17. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



         18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                COMPANY:

                                H.T.E., INC.

                                By: /s/ L. A. Gornto, Jr.
                                    -------------------------------------------
                                    L. A. Gornto, Jr., Executive Vice President



                                EXECUTIVE:

                                /s/ Brian Heafy
                                -----------------------------------------------
                                Brian Heafy